PROMISSORY NOTE

New York, New York
April 19, 2007                                                       $800,000.00


         FOR VALUE RECEIVED, THINKPATH INC., an Ohio corporation, ("Maker"), promises to pay to the order of JOHN KENNEDY AND CECELIA KENNEDY, New Jersey residents ("Holders"), the principal sum of Eight Hundred Thousand Dollars (U.S.) ($800,000.00) subject to Section 3 set forth below as follows:


         1. COMMENCEMENT Commencing on January 15, 2008 and continuing monthly thereafter on the fifteenth day of each such month until January 15, 2013 ("Maturity Date," unless the Maturity Date is accelerated to an earlier date pursuant to Section 4 below), the Issuer shall make monthly payments in the amount of Thirteen Thousand Three Hundred Thirty-Three dollars and thirty-three cents ($13,333.33)(U.S.) (the "Monthly Payments") for sixty (60) consecutive months.

         2. PAYMENTS All payments in respect of this Note shall be made by valid check payable to: JOHN KENNEDY & CECELIA KENNEDY, 198 KINGS ROAD, MADISON, NJ 07940, in immediately available funds, or at such other place as the Holders may designate in writing. Payments must be RECEIVED by the Holders by the due date.

         3. INTEREST The outstanding Principal Amount shall bear interest at an annual rate of six percent (6%). Interest shall be due and payable on a monthly basis with the first payment due with the principal payment on January 15, 2008. If any Event of Default (as defined in Section 4 below) has occurred and is continuing, the outstanding Principal Amount of this Note, together with any accrued and unpaid Interest, and all other amounts provided for herein (collectively, the "Note Amount") shall bear interest from and after such Event of Default at an annual rate of eight percent (8%). All computations of Interest hereunder shall be made based on the actual number of days elapsed in a year of 365 days (including the first day but excluding the last day during which any such Principal Amount is outstanding). The Note Amount shall be due and payable in full on the Maturity Date.

         4. EVENT OF DEFAULT; ACCELERATION. The Maturity Date shall be accelerated and the Note Amount shall become immediately due and payable upon the occurrence of any of the following events (each an "Event of Default"):

         (a) the dissolution of the Maker or Thinkpath, Inc., an Ontario corporation (the "Guarantor");
         (b) the admission in writing of the Maker's or the Guarantor's inability to pay its debts as they become due;
         (c) any assignment by the Maker or the Guarantor for the benefit of creditors;
         (d) any application by the Maker or the Guarantor for appointment of a receiver;
         (e) the commencement by the Maker or the Guarantor of a voluntary case under any provision of the Federal Bankruptcy Code (the "Code") or amendments thereto or any other federal or state law or Canadian law affording relief to debtors;


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         (f)   there shall be commenced against the Maker or the Guarantor any such proceeding, application or an involuntary case under the Code or Canadian law, which proceeding, application or case is not dismissed or withdrawn within ninety (90) days of commencement or filing, as the case may be;
         (g) failure of the Maker to pay an installment of Interest or Principal when due;
         (h) if, at any time while this Note is outstanding, Holders' designee is not a member of the Board of Directors of Thinkpath Inc., Maker's parent company; or
         (i) upon a Change of Control (as defined immediately below) of the Maker or the Guarantor. For purposes hereof, "Change of Control" means the occurrence of any of the following events:

                    (i) Ownership. After the date of this Note, any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) who is not an owner of the Maker's (or, if applicable, Guarantor's) outstanding voting securities as of the date of this Note becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, in a single transaction or series of related transactions, of securities of the Maker (or, if applicable, Guarantor) representing more than 50% of the total voting power represented by the Maker's (or, if applicable, Guarantor's) then outstanding voting securities or more than 50% of the value of all outstanding securities of the Maker (or, if applicable, Guarantor), excluding for this purpose the Maker, the Guarantor, their Affiliates (as that term is defined under Rule 405 of the Securities Act of 1933, as amended, including, without limitation, executive officers and directors of the Maker or the Guarantor), senior management of the Maker or the Guarantor as of the date of this Note, or any employee benefit plan of the Maker or the Guarantor (including, without limitation, an Employee Stock Ownership Plan as defined in Section 4975 of the Internal Revenue Code of 1986, as amended); or


                    (ii) Merger/Sale of Assets. A merger or consolidation of the
               Maker or the Guarantor, other than a merger or consolidation that would result in the voting securities of the Maker or the Guarantor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Maker or the Guarantor or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Maker or the Guarantor approve an agreement for the sale or disposition by the Maker or the Guarantor of all or substantially all of the Maker's or the Guarantor's assets.

         In the event of a default under subsection 4(g) above, the Company will have five (5) days to cure such default to avoid acceleration. Any such cure must be RECEIVED by Holders within five (5) days of the original due date of the payment.

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         (5) COLLECTION COSTS; ATTORNEY'S FEES In the event this Note is turned over to an attorney for collection, or the Holders otherwise seek advice of an attorney in connection with the exercise or enforcement of its rights hereunder, Maker agrees to pay all reasonable costs of collection, including reasonable attorney's fees and expenses and all out-of-pocket expenses incurred by the Holders in connection with such collection efforts, which amounts may, at the Holders' options, be added to the principal hereof.

         (6) OBLIGATION TO PAY PRINCIPAL AND INTEREST; COVENANTS No provision of this Note shall alter or impair the obligation of Maker, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, at the rates, and in the currency herein prescribed.

(7) NO SET-OFF RIGHT All payments by the Maker pursuant to this Note shall be made without set-off or counterclaim.

         (8)      MISCELLANEOUS

                           (a) BENEFIT. This Note shall be binding upon and inure to the benefit of the Maker, the Holders, and their legal representatives, successors or assigns.

                           (b) GOVERNING LAW. This Note and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided therein or performance shall be governed by and Construed in accordance with the laws of the State of New Jersey without regard to its conflicts of law principles. Maker and Holders consent to the exclusive jurisdiction of the state and federal courts sitting in New Jersey in connection with any dispute arising out of or relating to this Note and hereby waive, to the maximum extent permitted by law, any objection, including any objection based on FORUM NON COVENIENS, to the bringing of any such proceeding in such jurisdictions. Maker and Holders agree that service of process by certified mail to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

                           (c) WAIVER OF JURY TRIAL. To the fullest extent permitted by applicable law, Maker and the Holders hereby irrevocably and expressly waive all right to a trial by jury in any action, proceeding, counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Note, or other documents entered in connection herewith or the transactions contemplated hereby.

                           (d) SECTION HEADINGS. Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Note.

                           (e) SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements contained herein shall survive the delivery of this Note.

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                           (f) SEVERABILITY. In case any one or more of the
         provisions contained in this Note shall be deemed invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                           (g) ENTIRE AGREEMENT. This Note, the other documents entered in connection herewith, and the transactions contemplated hereby constitute the entire understanding between the parties with respect to the subject matter hereof, superseding all prior negotiations, discussions and agreements.

                  IN WITNESS WHEREOF, this Note has been executed and delivered on the date specified above by the duly authorized representative of the Maker.

                                    THINKPATH INC.


                    By: _____________________________________
                        Name: Declan French
                        Title:    Chief Executive Officer


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